SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
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ACCESS PLANS USA, INC.
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Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders (“Annual Meeting”) of Access Plans USA, Inc., which will be held at the Sheraton Grand Hotel at the Dallas / Fort Worth Airport, 4440 West John Carpenter Freeway, Irving, Texas 75063 on July 31, 2007 at 4:30 p.m., central daylight time. The official Notice of Annual Meeting, together with a proxy statement and form of proxy, are enclosed. Please give this information your careful attention.

A number of important matters will be considered at the Annual Meeting, including the election of directors. The Board of Directors of Access Plans USA, Inc. urges your careful consideration of these and the other matters to be presented at the Annual Meeting.

We invite all shareholders to attend the meeting in person. If you cannot be present, you may vote by mailing the enclosed proxy card or by other methods made available by your bank, broker or nominee. Voting by written proxy will ensure your representation at the Annual Meeting if you choose not to attend in person. Please review the instructions on the proxy card or the information forwarded by your bank, broker or nominee concerning your voting options. The shareholders attending the Annual Meeting may vote in person even if they have returned a proxy.

Sincerely,

Peter W. Nauert,
Chief Executive Officer, President and
Chairman of the Board of Directors

Irving, Texas
June 22, 2007

ACCESS PLANS USA, INC.
4929 West Royal Lane, Suite 200
Irving, Texas 75063
Telephone: (866) 578-1665

NOTICE OF ANNUAL MEETING
To be held on July 31, 2007

TO THE SHAREHOLDERS:

Access Plans USA, Inc., will hold its annual shareholders meeting (the “Annual Meeting”) at the Sheraton Grand Hotel at the Dallas/Fort Worth Airport, 4440 West John Carpenter Freeway, Irving, Texas 75063, commencing at 4:30 p.m., local time on July 31, 2007 to vote on:

1. The election of seven directors, each to hold office until the 2007 annual meeting of shareholders and until her or his successor is duly elected and qualified;

2. The ratification of Hein & Associates LLP as the independent registered public accounting firm for 2007; and

3. Any other business that properly comes before the meeting or any adjournment or postponement of the Annual Meeting.

Access Plans USA shareholders at the close of business on June 1, 2007, are receiving notice and may vote at the Annual Meeting. The election of directors will be determined by a plurality vote. Approval of all other matters properly brought before the Annual Meeting requires the affirmative vote of a majority of the shares cast on the proposal.

Your Board of Directors unanimously recommends that you vote FOR approval of the matters being voted upon.

Your attendance or Proxy is important to assure a quorum at the Annual Meeting. Shareholders who do not expect to attend the Annual Meeting in person are requested to complete and return the enclosed Proxy, using the envelope provided, which requires no postage if mailed from within the United States. Any person giving a Proxy has the power to revoke it at any time prior to its exercise and, if present at the Annual Meeting, may withdraw it and vote in person. Attendance at the Annual Meeting is limited to Access Plans USA shareholders, their proxies and invited guests. All Shareholders are cordially invited to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS:

Eliseo Ruiz, III,
Secretary and General Counsel

Irving, Texas
June 22, 2007

i

PROXY STATEMENT
Access Plans USA, Inc.
4929 West Royal Lane, Suite 200
Irving, Texas 75063
Telephone: (866) 578-1665

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 31, 2007

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement is furnished to the shareholders of Access Plans USA, Inc. in connection with an Annual Meeting of the holders of Access Plans USA common stock to be held in the Sheraton Grand Hotel at the Dallas/Fort Worth Airport, 4440 West John Carpenter Freeway, Irving, Texas 75063, at 4:30 p.m., local time, on July 31, 2007 and any adjournment or postponement of the Annual Meeting. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy will be first mailed on or about June 22, 2007, to Access Plans USA’s shareholders of record on June 1, 2007.

If the accompanying Proxy is properly executed and returned, the shares of common stock represented by the Proxy will be voted at the Annual Meeting. If you indicate on the Proxy a choice with respect to any matter to be voted on, your shares will be voted in accordance with your choice. If no choice is indicated, your shares of common stock will be voted FOR

•	the election of seven directors, each to hold office until the 2008 annual meeting of shareholders and until his successor is duly elected and qualified; and

•	ratification of Hein & Associates, LLP as the independent registered public accounting firm for 2007.

In addition, your shares will also be considered and voted upon other business that properly comes before the Annual Meeting or any adjournment or postponement. Our Board of Directors knows of no business that will be presented for consideration at the Annual Meeting, other than matters described in this Proxy Statement. Once given, you may revoke the Proxy by

•	giving written notice of revocation to our Secretary at any time before your Proxy is voted,

•	executing another valid proxy bearing a later date and delivering this proxy to our Secretary prior to or at the Annual Meeting, or

•	attending the Annual Meeting and voting in person.

Neither the corporate laws of Oklahoma, the state in which we are incorporated, nor our Certificate of Incorporation or Bylaws have any provisions regarding the treatment of abstentions and broker non-votes. Accordingly, (i) abstentions and broker non-votes are counted for purposes of determining the presence of a quorum at the Annual Meeting, (ii) abstentions are treated as votes not cast but as shares represented at the Annual Meeting for purposes of determining results on actions requiring a majority vote (broker non-voted are treated as votes neither cast nor represented for purposes of such actions), and (iii) neither abstentions nor broker non-votes are counted in determining results of plurality votes.

We will bear the expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying Proxy. These expenses include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of our common stock. Our directors or employees may solicit Proxies by mail, telephone, and personal interview or by other means without additional compensation, other than reimbursement for their related out-of-pocket expenses.

Methods of Voting

You may vote by mail, by telephone, over the Internet or in person at the Annual Meeting.

Voting by Mail.  By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. Please sign and return your proxy card to ensure that all of your shares are voted.

Voting by Telephone.  To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting over the Internet.  You may be eligible to vote over the internet. If your proxy card includes instructions on voting over the internet, please follow those instructions. If you vote over the internet, you do not need to complete and mail your proxy card.

Voting in Person at the Annual Meeting.  If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from your broker or other nominee authorizing you to vote your beneficially owned shares.

SHAREHOLDERS ENTITLED TO VOTE

The shareholders entitled to vote at the Annual Meeting are the holders of record, at the close of business on June 1, 2007 (the “Record Date”), of 20,269,145 shares of common stock then outstanding. Each holder of a share of common stock outstanding on the Record Date will be entitled to one vote for each share held on each matter presented at the Annual Meeting. Our officers, directors and nominee directors own of record, or are deemed to beneficially own, or manage and control the voting a total of 10,323,462 shares or 50.93% of our issued and outstanding common stock, all of which we anticipate will be voted in favor of the matters to be voted upon at the Annual Meeting. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares of common stock outstanding and represented at the Annual Meeting will constitute a quorum for the transaction of business.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors shall consist of not less than one and a greater number as determined from time to time by resolution of our Board. The number of directors is currently fixed at seven. In general, a director holds office for a term expiring at the next annual meeting of our shareholders or until her or his successor is duly elected and qualified. Nominations of candidates for election as our directors may be made at any meeting of our shareholders by or at the direction of our Board of Directors or by any shareholder entitled to vote at the meeting. Our Bylaws provide that our Board will fix the date of the annual meeting of our shareholders.

Nominees

Our Board of Directors has nominated each of Andrew A. Boemi, Russell Cleveland, Kenneth S. George, J. French Hill, Peter W. Nauert, Kent H. Webb, M.D., and Nicholas J. Zaffiris, (each, a “Nominee” or, collectively, “Nominees”) for election as a director for a term expiring in 2008 or until his successor is elected and qualified or until his earlier death, resignation or removal. For information about each Nominee, see “Directors.”

The persons named as proxies in the accompanying Proxy, who have been designated by our Board, intend to vote, unless otherwise instructed in the Proxy, for the election of Messrs. Boemi, Cleveland, George, Hill, Nauert, Webb, and Zaffiris. Each of Messrs. Boemi, Cleveland, George, Hill, Webb, and Zaffiris are considered independent directors. Mr. Naurt is not considered independent because he currently services as our President and our Chief Executive Officer. Should any Nominee become unable for any reason to stand for election as a director, it is intended that the persons named in the Proxy will vote for the election of another person as our Board may recommend. We know of no reason why the Nominees will be unavailable or unable to serve.

Required Affirmative Vote

The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote, is required for the election of a director. An abstention from voting and broker non-votes will be tabulated as a vote withheld on the election, but will be included in computing the number of shares present for purposes of determining the presence of a quorum for the Annual Meeting and whether a nominee has received the vote of a majority of the shares present at the Annual Meeting.

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” the election of Andrew A. Boemi, Russell Cleveland, Kenneth S. George, J. French Hill, Peter W. Nauert, Kent H. Webb, M.D., and Nicholas J. Zaffiris to our Board. We will vote your proxy accordingly unless you specify a contrary choice.

BOARD OF DIRECTORS AND COMMITTEE MATTERS

The following table sets forth information with respect to each of our directors and nominee directors.

Name	Age	Position

Peter W. Nauert(4)	63	Chief Executive Officer, President, and Chairman of the Board of Directors and Nominee Director
Andrew A. Boemi(2)(3)	62	Director and Nominee Director
Russell Cleveland(1)(4)	68	Director and Nominee Director
Kenneth S. George(2)(3)	58	Director and Nominee Director
J. French Hill(2)(4)	50	Director and Nominee Director
Kent H. Webb, M.D.(1)(5)	49	Director and Nominee Director
Nicholas J. Zaffiris(1)(3)	43	Director and Nominee Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Corporate Governance and Nominating Committee.

(4)	Member of the Executive Committee.

(5)	Medical Director

Information About Each Director

Peter W. Nauert has served as the Chairman of our Board of Directors and as our Chief Executive Officer and President since January 30, 2007, the day on which we completed our merger with Insurance Capital Management USA. Inc. (“ICM”). He was the founder ICM and served as its Chairman since its inception in 2002 until its merger with us. From December 2003 to February 2005, Mr. Nauert was Chairman of the Board and controlling shareholder of Aegis Financial Corporation, the parent of States General Life Insurance Company (“SGLIC”). Prior to founding ICM, Mr. Nauert was Chairman and CEO of Ceres Group, Inc., a publicly traded insurance company, from July 1998 to June 2002. Mr. Nauert served as Chief Executive Officer of Pioneer Financial Services from 1982 to 1997. Mr. Nauert received a Juris Doctor from George Washington University as well as a Bachelor of Science degree in Business Administration from Marquette University.

Andrew A. Boemi, has been a Managing Director of Turnaround Capital Partners LP, a Chicago-based private equity firm focused on investments in the lower middle market, since 2001. He was a Director of Insurance Capital Management USA Inc. and currently serves on the Advisory Board of Gateway Systems, a privately-held International Treasury and Cash Management software development firm. Mr. Boemi has served on the Board of Directors and as Chairman of the Audit Committee of Ceres Group, Inc., a previously Nasdaq listed insurance holding company and on the Board of Directors of Pet Ag, a privately held international manufacturer of milk replacers for pets. Mr. Boemi is a member of Turnaround Management Association. He is a graduate of Georgetown University with a B.S. in Economics and Finance and did graduate work in Finance at Rutgers University.

Russell Cleveland became one of our directors in September 2005. He is the Founder, President, and Chief Executive Officer of Renn Capital Group, Inc., a privately held investment management company. He has held these positions since 1972. Mr. Cleveland has 40 years experience in the investment business, of which 31 years has been spent as a portfolio manager specializing in the investment of common stocks and convertibles of small private and publicly traded companies. A graduate of Wharton School of Business, Mr. Cleveland has served as President of the Dallas Association of Investment Analysts and, during the course of his career, has served on numerous boards of directors of public and private companies. Mr. Cleveland currently serves on the Boards of Directors of Renaissance III, RUSGIT, Cover-All Technologies, Inc., CaminoSoft Corp., Integrated Security Systems, Inc. Tutogen Medical, Inc., and BPO, Inc. all of which are publicly traded companies.

Kenneth S. George became one of our directors in June 2003. Mr. George served two terms as a State Representative in the Texas House of Representatives from 1999 to 2003. From 1996 until 2001, he was General Partner of Riverside Acquisitions L.L.C. and was active in commercial real estate, financial and land transactions. From 1994 through 1995, Mr. George was Chairman and Chief Executive Officer of Ameristat, Inc., the largest private ambulance provider in the state of Texas. From 1988 until 1994, he was Chairman and Chief Executive Officer of EPIC Healthcare Group, an owner of 36 suburban/rural acute care hospitals with 15,000 employees and $1.4 billion in revenues. Mr. George has an M.B.A. from the University of Texas at Austin and a B.A. from Washington and Lee University.

J. French Hill joined the board of directors in January 2003. In 1999, Mr. Hill founded Delta Trust & Banking Corp., a privately held banking, trust and investment brokerage company headquartered in Little Rock, AR, following a six year career with Arkansas’ largest publicly traded holding company, First Commercial Corp. First Commercial was sold in 1998 to Regions Financial Corp. (RF). As an executive officer of First Commercial, Mr. Hill was chairman of the bank holding company’s trust division and its investment brokerage dealer subsidiary from 1995 until 1998. He also oversaw a number of other staff functions in the company from 1993 through 1998 including human resources, executive compensation, bank compliance, credit review and strategic planning. During the last five years he has served as a member of the board of directors of these companies: Delta Trust & Banking Corp. and its affiliates (1999 to present); Research Solutions LLC, a privately held company in the clinical trials business (1999 to present), and Syair Designs LLC (2000-2003), a privately held company in the aircraft lighting systems business. From May 1989 through January 1993, Mr. Hill was a senior economic policy official in the George H. W. Bush Administration on the staff of the White House and as deputy assistant secretary of the U.S. Treasury. In 2007, Mr. Hill was appointed by President George W. Bush to serve as a member of the advisory board of the Community Development Financial Institutions (CDFI) Fund of the U.S. Department of the Treasury. Mr. Hill graduated magna cum laude in economics from Vanderbilt University.

Kent H. Webb, M.D., one of our founders, has served as one of our Directors since June 1996 (and Medical Director since August 2001). He served as Chairman of our Board of Directors until December 2000 and was a member or general partner of our predecessors Advantage Data Systems, Ltd. and Medicard Plus — ADS Limited Partnership. Dr. Webb is a general and vascular surgeon and is the cofounder and a director of Surgical Hospital of Oklahoma. He is a Fellow of the American College of Surgeons and serves as a Clinical Professor for the University of Oklahoma. Dr. Webb is a past director of the Smart Card Industry Association, a nonprofit association. He is a surgical consultant for the Ethicon Division of Johnson & Johnson Company, a publicly-held pharmaceutical and consumer products company. Dr. Webb was graduated from the University of Oklahoma College of Medicine and completed his residency in General and Vascular Surgery at the University of Oklahoma Health Services Center.

Nicholas J. Zaffiris became one of our directors in August 2002. He recently agreed to join United HealthCare, effective June 25, 2007, as its Vice President of Sales and Account Management, Key Accounts, for its South Florida Health Plan. Until June 2007, he served as the Vice President of Sales and Account Management at Multiplan, a privately-held preferred provider organization (“Multiplan”), and was responsible for new sales and existing customer retention and grants for the Western region of the country. Mr. Zaffiris joined Multiplan in early 1998, and has more than 10 years of healthcare experience, including client management, sales, marketing and customer service. Before joining Multiplan, he worked for the National Account Service Company, Blue Cross Blue Shield of Florida, and served as a Lieutenant in the United States Navy. Mr. Zaffiris received a B.S. in Political Science from the United States Naval Academy.

Information Concerning the Board of Directors

Our Board of Directors currently consists of seven members, six of whom qualify as independent within the meaning of the listing standards of The NASDAQ Stock Market, Inc. The Board determined that each member of the Board, other than Peter W. Nauert, qualify as independent directors. Mr. Nauert does not qualify because he also serves as our President and Chief Executive Officer.

Each nominee director currently serves as a member of our Board of Directors. During 2006, our Board of Directors held eight meetings. Each of the Nominees attended at least 75% of the Board meeting and the meetings of the Committees on which he served. The Board met in executive session, without members of management, four times.

Board Committees

Our Board maintains four standing committees: Audit, Compensation, Corporate Governance and Nominating, and Executive. The Compensation Committee and Audit Committee were established in 1999 and the Corporate Governance Committee and Medical Committee were established in 2003. In 2004, the Corporate Governance Committee became the Corporate Governance and Nominating Committee by action of the Board. The Executive Committee was established in 2007.

The Executive Committee exercises the authority of the Board of Directors for matters delegated by the Board in the management of our business and affairs when the Board is not in session, but does not set any policy of the Board.

The Audit Committee is responsible for the selection and retention of our independent auditors, reviews the scope of the audit function of the independent auditors, and reviews audit reports rendered by the independent auditors. All of the members of the Audit Committee are all “independent directors” as defined in Rule 4200 of the Nasdaq Stock Market, Inc. marketplace rules (the “Nasdaq rules”), and two members serve as the Audit Committee’s financial experts.

The Compensation Committee reviews our compensation philosophy and programs, and exercises authority with respect to payment of direct salaries and incentive compensation to our officers. A discussion of the Compensation Committee interlocks and insider participation is provided below under the section heading “Compensation Committee Interlocks and Insider Participation.”

The Governance and Nominating Committee (a) monitors and oversees matters of corporate governance, including the evaluation of Board performance and processes and the “independence” of directors, and (b) selects, evaluates and recommends to the Board qualified candidates for election or appointment to the Board.

All committees report on their activities to our Board and serve at the pleasure of our Board. The specific duties and authority of each committee is set forth in its charters. The charters of our Audit, Compensation, and Corporate Governance and Nominating committees are available on the Access Plans USA web site at www.accessplansusa.com under the section marked “investor relations”.

Report of the Audit Committee

The Audit Committee monitors the integrity of our financial statements, the independence and qualifications of the independent registered public accounting firm, our compliance with legal and regulatory requirements and the effectiveness of our internal controls. The Audit Committee is also responsible for retaining, evaluating, and, if appropriate, recommending the termination of our independent registered public accounting firm. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our financial statements with U.S. generally accepted accounting principles.

Our board of directors has determined that Andrew Boemi and J. French Hill, two of our independent directors and members of our audit committee, each qualify as a “financial expert.” This determination was based upon Mr. Boemi’s and Mr. Hill’s:

•	understanding of generally accepted accounting principles and financial statements;

•	ability to assess the general application of generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves;

•	experience preparing, auditing, analyzing or evaluating financial statements that present the breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•	understanding of internal controls and procedures for financial reporting; and

•	understanding of audit committee functions.

Mr. Boemi’s experience and qualification as a financial expert were acquired through his extensive background in commercial lending, including management of commercial lending units of financial institutions, acting as a member of loan committees, supervising financial analysis, supervising financial officers and accountants, and overseeing and assessing company performance. He has served as a seminar lecturer on accounting and financial matters. Mr. Boemi is currently Managing Director of a firm that invests in mid-market companies in early stage turnaround. In this capacity, he evaluates financial statements and the work of internal accountants and external auditors. He was previously CEO of a publicly held multi-bank holding company, supervising the Chief Financial Officer and the principal officer of the commercial banking group and interfacing with the company’s external auditors. He previously served as Chairman of the Audit Committee for two companies. He has a BS degree from Georgetown University in finance and economics and did graduate work at Rutgers in banking and finance.

Mr. Hill’s experience and qualification as a financial expert were acquired through his extensive background in financial analysis, investment banking, finance and commercial banking. He has also participated in the preparation of financial statements and registration statements filed with the Securities and Exchange Commission. Mr. Hill also currently serves on one other audit committees where he has oversight responsibility of the financial statements and works with the internal accountants and external auditors on audit and/or accounting matters.

In the performance of its functions, our Audit Committee

•	reviewed and discussed the audited consolidated financial statements for 2006 with our management,

•	received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 and discussed with the independent registered public accounting firm their independence, and

•	recommended to our Board of Directors that the audited financial statements as of and for the year ended December 31, 2006 be included in our annual report on Form 10-K for filing with the Securities and Exchange Commission.

Our review with the independent registered public accounting firm included a discussion of such firm’s judgments as to the quality, not just the acceptability, of our accounting principles and other matters as are to be discussed with the Audit Committee under Statement of Auditing Standards No. 61. The Audit Committee also discussed with the independent registered public accounting firm their independence from us and our management, including disclosures received by the Audit Committee in accordance with the requirements of the Independence Standards Board. Furthermore, the Audit Committee considered whether the non-financial statement audit services provided by our independent registered public accounting firm affected their independence. The Audit Committee will discuss with our independent registered public accounting firm the overall scope and plans of their audit for 2007.

Each member of the Audit Committee is an “independent director” within the meaning of the listing standards of The Nasdaq Stock Market, Inc. and the rules of the Securities and Exchange Commission. During 2006, our

Audit Committee formally met 4 times and Mr. Hill, the Chairman of the Audit Committee and designated financial expert, met with our registered independent public accounting firm by telephone or in person on a quarterly basis to discuss our quarterly financial statements. Our Audit Committee met with our Board of Directors four (4) times during 2006.

In reliance on the review and discussions referred to above, the Audit Committee recommended to and our Board of Directors approved, filing of the audited financial statements for the year ended December 31, 2006, with the Securities and Exchange Commission. The Audit Committee selected Hein & Associates, LLP as our registered independent public accounting firm for 2007. Representatives of Hein & Associates, LLP will be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders attending the meeting.

Fees for Independent Registered Public Accounting Firm.  The aggregate fees for professional services rendered to us for the years ended December 31, 2006 and 2005 were as follows:

Audit Fees.  For audit services provided to us by Hein & Associates LLP for the year ended December 31, 2006, fees were $160,000. During the year ended December 31, 2005, we were billed $142,000.

Audit Related Fees.  During the years ended December 31, 2006 and 2005, we incurred audit related fees of $37,000 and $34,000 related primarily to reviews of SEC filings, respectively.

All Other Fees.  During the year ended December 31, 2006, we incurred other fees of $215,000 in connection with the acquisition of ICM.

Audit Committee Pre-Approval Procedures.  In accordance with our Audit Committee Charter, the Audit Committee approves in advance any and all audit services, including audit engagement fees and terms, and non-audit services provided to us by our independent auditors (subject to the de minimus exception for non-audit services contained in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended), all as required by applicable law or listing standards. The independent auditors and our management are required to periodically report to the Audit Committee the extent of services provided by the independent auditors and the fees associated with these services. In accordance with our Audit Committee Charter the provision of services by Hein & Associates, LLP and BDO Seidman, LLP, our former registered independent public accounting firm (other than audit, review or attest services) were approved prior to the provision of the services and 100% of those services that were not pre-approved were promptly brought to the attention of our Audit Committee and approved prior to completion of the audit of our financial statements for each of 2006 and 2005.

For 2006, all of the services relating to audit-related fees, tax fees and all other fees were pre-approved by our Audit Committee or the Chairman of the Audit committee pursuant to delegated authority.

Our Audit Committee Members:

J. French Hill, Chairman
Andrew A. Boemi
Kenneth S. George

Report of the Compensation Committee

Our Compensation Committee reviews and approves compensation and benefits policies and objectives, determines whether our executive officers, directors and employees are compensated according to these objectives, and carries out the responsibilities of our Board of Directors relating to the compensation of our executive officers. The Compensation Committee held three meetings during 2006. The primary goals of our Compensation Committee in setting executive officer compensation in 2006 were (i) to provide a competitive compensation package that would enable us to attract and retain key executives and (ii) to align the interests of our executive officers with those of our shareholders and also with our performance. As a result of our recent merger with ICM, we have new executive officers, including a new Chief Executive Officer. We are also operating in a new industry and have reorganized many of our operations. Accordingly, we expect that in 2007, our Compensation Committee will review our current policies and practices with respect to executive compensation and make changes as may be necessary to reflect our current position, including the enactment of formal compensation policies.

Overview of Executive Compensation

In 2004, we engaged an independent consultant to compare the primary elements of our executive compensation against a peer group of comparable companies. Because we were unable to find a direct peer in our industry with publicly available information, we relied on a peer group consisting of (i) national companies in the business services industry with a market capitalization of less than $100 million, (ii) companies within the Dallas-Fort Worth metropolitan area with revenues of at least $30 million and no more than $60 million and with a total number of employees of between 50 and 500. We also reviewed the information of publicly-held competitors although these companies did not meet the search criteria. We reviewed a weighted composite of base pay, incentive compensation and stock options awarded and created a focal point of total cash, which consisted of base pay and incentive cash compensation. The 2004 study has provided a base of information for subsequent executive compensation decisions, but is not the sole factor in determining executive compensation. Other factors are described below. Because of our recent merger with ICM, our Compensation Committee will consider resetting that base of information with a new study of companies within our industry that are similar in size, revenues and earnings to our current position.

We compete with larger companies for executive level talent. Accordingly, our Compensation Committee has strived to set executive compensation at amounts competitive to the companies reviewed in the 2004 study.

We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Our Compensation Committee has reviewed the information from the 2004 study to determine the appropriate level and mix of incentive compensation. Historically, we made annual cash incentive awards and non-cash awards on a less frequent basis. In 2006, we made cash awards and amended previously granted incentive stock options to provide for a lower exercise price. Because of the management changes resulting from our merger with ICM, we are developing new incentive compensation plans that will provide us with a policy to make cash and non-cash awards as a result of either our performance or that of our executive officers and other employees or a combination of both, depending on the type of award, compared to established goals.

We believe in engaging the best available talent in critical managerial functions and this may result in our having to negotiate individually with executives who have retention packages in place with other employers or who have specific compensation requirements. Accordingly, our Compensation Committee may determine that it is in our best interests and our shareholders that we negotiate a compensation package with an individual that deviates from our standard compensation practices. Similarly, our Compensation Committee may determine to adjust a compensation package outside of the normal annual review cycle in order to address a retention issue.

Since the departure of our then Chief Executive Officer in June 2005, our executives have not participated in the executive compensation discussions of our Compensation Committee. In 2007, we expect that our new Chief Executive Officer will participate in these discussions and other members of the executive management team will participate in the drafting of our new compensation plans, including our incentive compensation plan and provide information relating to the execution of such plans, such as earning targets and results.

We currently do not have any ownership guidelines requiring our executives to hold a minimum ownership interest in the Company. We believe that our 1999 Stock Option Plan provides compensation in a manner that aligns the executive with interests of our shareholders in growing a profitable company and enhancing shareholder value. This plan is discussed below.

Elements of Executive Compensation

Compensation of our executive officers in 2006 was comprised primarily of

•	base salary,

•	performance based incentive compensation (bonuses),

•	awards under our equity compensation plans,

•	perquisites and other personal benefits.

In an effort to ensure the continued competitiveness of our executive compensation policies, the Committee, in setting base salaries and bonuses and making annual and long-term incentive awards, considered the prior levels of executive compensation, the compensation paid to executives of our competitors, the terms of employment agreements and the information provided in the 2004 compensation study.

The incentive portions of an executive’s compensation are intended to achieve the Committee’s goal of aligning any executive’s interests with those of our shareholders and with our performance. These portions of an executive’s compensation are placed at risk and are linked to the effect our operating results have on the market price of our common stock and effectively are designed (in the near- and long-term) to benefit our shareholders through increased value in the event favorable operating results are achieved. As a result, during years of favorable operating results our executives are provided the opportunity to participate in the increase in the market value of our common stock, much like our shareholders. Conversely, in years of less favorable operating results, the compensation of our executives may be below competitive levels. Generally, higher-level executive officers have a greater level of their compensation placed at risk.

Executive Base Salaries.  We provide a base salary for our executives to compensate them for their services during the fiscal year. Because we have a limited number of employees, we do not have a policy setting forth base salary ranges by position or responsibility. In determining the base salary for each employee, the Compensation Committee considers:

•	the performance of the executive;

•	the performance of the Company;

•	information provided in the 2004 study; and

•	internal factors including previously agreed upon commitments bound by contract, the executive’s compensation relative to other officers, and changes in job responsibility.

We have entered into employment agreements with only two of our executive officers, both in 2004: Frank Apodaca, the President and CEO of our Access Administrators, Inc. subsidiary (“AAI”), and Robert L. Bintliff, our Chief Financial Officer. The employment agreements that we entered into with Mr. Apodaca and Mr. Bintliff at the commencement of each of their terms of employment provide for their base salaries. Their base salaries were negotiated by the Compensation Committee prior to entering into of the employment agreements based on the information available to the committee from the 2004 compensation study and other market information. The base salary of our General Counsel, Eliseo Ruiz was also primarily based on the 2004 compensation study. We had no other executive officers in 2006. For the executive officers that joined us a result of our merger with ICM, we will provide a base salary consistent with their base salary at ICM after our Compensation Committee has reviewed those factors described above.

Incentive Compensation (Bonuses).  We do not have a formal incentive compensation plan. We are developing an incentive compensation plan with our new management team and our Compensation Committee. We expect that the plan will promote high performance and the achievement of our goals in order to encourage the growth of shareholder value and to allow key employees to participate in the growth and profitability of the Company. Because we do not have a formal incentive compensation plan, we do not have current policies regarding the use of discretion in making awards, the interplay between the achievement of corporate goals and individual goals, how compensation or amounts realizable from prior compensation are considered in setting other elements of compensation, the adjustment or recovery of awards or payments if the relevant company performance measures upon which they were based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment, or similar matters related to incentive compensation. Instead our Compensation Committee looks to the overall goals of our compensation program in making decisions on all compensation matters.

In 2006, the Compensation Committee with the approval of our Board granted bonuses to three executives based on the standards that we expect to implement in our 2007 incentive compensation plan. Mr. Apodaca received a cash bonus as a result of a profitable year in AAI’s operation in 2005. Mr. Bintliff received a cash bonus as a result of our success in restructuring certain lease commitments to save costs and in achieving certain tax benefits as a result of a reorganization of our operations. Mr. Bintliff and Mr. Ruiz also received cash bonuses and awards of stock options relating to their efforts related to our merger acquisition of ICM.

Long-Term Equity Compensation Plan Grants.  Stock option grants with respect to 2006 performance were made under our 1999 Stock Option Plan to three employees, including our executive officers. This Plan provides for the grant of stock options, with or without stock appreciation rights. The stock options granted in 2006 were without stock appreciation rights and have exercise prices equal to or higher than the fair market value of our common stock on the date of grant. Because the options were granted with an exercise price equal to the market value of our common stock at the time of grant, they provided no value unless our stock price exceeds the option exercise price. These stock options are accordingly tied to the stock price appreciation of our common stock value, rewarding the executives and other employees as if they share in the ownership of our common stock similar to that of our shareholders. The number of shares subject to options granted to each executive officer was determined based upon the expected value of our common stock and our historical practice of granting stock options to our executive officers and directors. Much like our cash incentive compensation, grants under our 1999 Stock Option Plan are intended to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of executive compensation.

The grants made in 2006 rewarded key officers for their performance in 2005 and in 2006. Moreover, by amending the exercise price of previously granted stock options, the Compensation Committee chose to reward the executives for their efforts in our turnaround in a manner that closely aligned them with the interests of our shareholders in achieving growth and profitability after the completion of our merger acquisition of ICM.

Other Benefits.  Our executive officers receive other perquisites and benefits consistent with our goals of providing an overall compensation plan that is competitive in order to attract and retain key executives. The Compensation Committee believes that these perquisites and benefits are reasonable and periodically reviews our policy toward such compensation. These perquisites and benefits include health insurance, life insurance, and other benefits available to all of our employees and, in the case of Mr. Bintliff, the receipt of an automobile allowance. Mr. Apodaca had the use of a company-owned vehicle until March 2007, when the vehicle was re-titled in his name in connection with amendments to his employment agreement.

We currently do not have a stock award program, a retirement plan, a savings plan, a deferred compensation plan, or any other benefit plan available to our executives.

Chief Executive Officer Compensation

We did not have a person serving the position as Chief Executive Officer during 2006.

In June 2005, Nicholas J. Zaffiris, one of our Directors, began serving as Non-Executive Chairman of the Board of Directors. In such capacity he acted as our interim Chief Executive Officer, but did not become one of our employees. Mr. Zaffiris received $100,000 in cash compensation for his services as Non-Executive Chairman of the Board of Directors and had certain of his previously issued stock options amended to reflect a lower exercise price. The value in 2006 of such amendment was $29,677. In making these compensation decisions, the Compensation Committee considered several factors, including Mr. Zaffiris’ performance as a member of our Board of Directors and the potential cost of seeking and engaging a full-time Chief Executive Officer on an interim basis.

Post-Employment Compensation and Contractual Commitments

We currently do not have severance policy or any commitment for post-employment compensation except as provided in our employment agreements with Mr. Apodaca and Mr. Bintliff.

In the case of Mr. Apodaca, his agreement was amended as of March 1, 2007 to provide for a term ending on December 31, 2007. It provides for a base salary of $250,000 per year. Should we terminate his agreement without cause prior to the expiration of the term, Mr. Apodaca would be entitled to receive any remaining compensation in a one-time, lump sum payment equal to fifty percent (50%) of his base salary and a pro-rata share of any bonus earned through the date of termination. He would not be entitled to any other benefits or compensation after the termination.

Mr. Bintliff has an employment agreement with us that provides for an initial term ending on October 31, 2007. The agreement provides that Mr. Bintliff’s employment shall continue after the initial term for successive periods of one year duration until terminated in accordance with the terms of the agreement. It currently provides for a base salary of $208,012 per year and an automobile allowance of $650 per month. Should we terminate his agreement without cause prior to the expiration of the term, he would be entitled to compensation equal to 18 months of his base salary then in effect and all benefits that he would otherwise be entitled to for 18 months.

In the case of Messrs. Apodaca and Bintliff, any outstanding stock options held by him would be cancelled in the event that his employment is terminated for cause. If the employment relationship is terminated for any other reason, he would have 90 days from the date of termination to exercise any outstanding options that he is entitled to exercise (i.e., options that are vested).

Summary Compensation

The following table sets forth the compensation during 2006, paid or accrued, of the individuals that served as our Chief Executive Officer or our Chief Financial Officer, and our two other most highly compensated executive officers that were serving at December 31, 2006 and another one of our officers that was not serving as an executive at the end of 2006.

Executive Compensation Table

				Option	All Other
Name and Principle Position	Year	Salary	Bonus	Awards(1)	Compensation	Total

Nicholas J. Zaffiris(2)	2006	$100,000	$—	$29,677	$22,000	$151,677
Acting Chief Executive Officer
Frank Apodaca(3)	2006	266,303	50,000	14,220	81,250	411,773
Chief Executive Officer and President of Access HealthSource, Inc.
Robert L. Bintliff(4)	2006	187,032	75,000	116,646	7,800	386,478
Chief Financial Officer and Treasurer
Eliseo Ruiz III(5)	2006	177,019	35,000	123,746	—	335,765
Executive Vice President and General Counsel
David Wysong(6)	2006	59,077	147,667	—	36,000	242,744
Vice President of Business Development

(1)	We use the Binomial Lattice option-pricing model to estimate the option fair values of option awards as described in Note 2 — Summary of Significant Accounting Policies (Stock Based Compensation) of the financial statements included in our Annual Report on Form 10-K for 2006 to arrive at the amounts for Option Awards.

(2)	Mr. Zaffiris was the Non-Executive Chairman of the Board of Directors and, in such capacity, served as our Acting Chief Executive Officer in 2006. He was not employed by the Company. The amount attributed to him in 2006 includes $22,000 in regular board compensation and $100,000 as compensation for his services as Non-Executive Chairman of the Board of Directors. The option awards relate to the net increase in value of 45,000 stock options repriced to $2.00 from prices ranging from $2.59 to $7.65 in December 2006.

(3)	Mr. Apodaca’s other compensation is related to non-competition provisions in his employment agreement. The option awards relate to the net increase in value of 100,000 stock options repriced to $2.00 from $2.76 in December 2006. As the president of AAI, Mr. Apodaca is given the use of a company car with an original value of $36,000. This vehicle was re-titled in his name in March 2007 in connection with amendments to Mr. Apodaca’s employment agreement.

(4)	Mr. Bintliff’s option awards relate to 150,000 stock options granted in November plus the net increase in value of 100,000 stock options repriced to $2.00 from $2.99 in December 2006. Mr. Bintliff received a $50,000 cash bonus as a result our success in restructuring certain lease commitments to save costs and in achieving certain tax benefits as a result of a reorganization of our operations in 2005. He also received a $25,000 cash bonus relating to his efforts associated with our merger with ICM. His other compensation was an automibile allowance of $650 per month.

(5)	Mr. Ruiz’s option awards relate to 150,000 stock options granted in November plus the net increase in value of 100,000 stock options repriced to $2.00 from $3.88 in December 2006. Mr. Ruiz received a $35,000 cash bonus relating to his efforts associated with our merger acquisition of ICM.

(6)	Mr. Wysong’s employment terminated on October 18, 2006. The amount under the designation “bonus” is the amount of commission paid to Mr. Wysong as a percentage of actual revenues received by our subsidiary, Access HealthSource, Inc.. The amount under the designation “all other compensation” is the amount of post-employment compensation we paid Mr. Wysong for certain services and commitments by him.

Grants of Plan-Based Awards

The following table sets forth certain information relating to options granted in 2006 to named officers to purchase shares of our common stock.

		Number of Stock
Name	Grant Date	Option Shares	Exercise Price

Nicholas J. Zaffiris(1)	12/29/06	45,000	$2.00
Frank Apodaca(1)	12/29/06	100,000	$2.00
Robert L. Bintliff	11/01/06	150,000	$1.76
Robert L. Bintliff(1)	12/29/06	100,000	$2.00
Eliseo Ruiz III	11/01/06	150,000	$1.76
Eliseo Ruiz III(1)	12/29/06	100,000	$2.00

(1)	These stock options were repriced to $2.00 from prices ranging from $2.59 to $7.65 in December 2006.

Option Exercises in Last Fiscal Year

No executive officer exercised options in 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information related to the number and value of options held by the named officer at December 31, 2006. During 2006, no options to purchase our common stock were exercised by the named executive officers.

	Number of Securities Underlying Unexercised Options as of		Option	Option
	December 31, 2006		Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date

Frank B. Apodaca	12,500	37,500	$1.05	6/18/2009
	50,000	50,000	2.00	5/25/2010
Robert L. Bintliff	50,000	50,000	2.00	2/28/2009
	—	150,000	1.76	11/1/2011
Eliseo Ruiz III	75,000	25,000	2.00	3/23/2009
	—	150,000	1.76	11/1/2011
David M. Wysong	10,000	10,000	2.40	8/18/2009
	10,000	30,000	1.75	10/5/2009

Compensation of Directors

We compensate our directors as follows:

•	Each non-employee member of the board receives a quarterly payment of $4,000.

•	In addition, each non-employee member of the board received $500 per quarter for each committee on which he or she serves and an additional $500 per quarter for each committee for which he or she serves as chairperson.

•	We reimburse our directors for travel and out of pocket expenses in connection with their attendance at meetings of the board.

•	We may occasionally grant stock options to our board members.

In 2006, the following directors received compensation in the following aggregate amounts:

	Fees Earned or	Option
Name	Paid in Cash	Awards	Total

Eugene Becker(1)	$24,000	$17,529	$24,000
Russell Cleveland	20,000	—	37,529
Kenneth S. George(1)	20,000	15,614	35,614
J. French Hill(1)	20,000	17,628	37,628
Kent H. Webb, M.D.(1)	25,000	19,638	44,638

(1)	These stock options were repriced to $2.00 from prices ranging from $2.59 to $7.65 in December 2006. We used the Binomial Lattice option-pricing model to estimate the option fair values as described in Note 2 — Summary of Significant Accounting Policies (Stock Based Compensation) of the financial statements included in our Annual Report on Form 10-K for 2006, to arrive at the amounts for Option Awards set forth above.

Equity Compensation Plans

1999 Stock Option Plan.  For the benefit of our employees, directors and consultants, we have adopted the Precis Smart Card Systems, Inc. 1999 Stock Option Plan (the “stock option plan” or the “plan”). The plan provides for the issuance of options intended to qualify as incentive stock options for federal income tax purposes to our employees and non-employees, including employees who also serve as our directors. Qualification of the grant of options under the plan as incentive stock options for federal income tax purposes is not a condition of the grant and failure to so qualify does not affect the ability to exercise the stock options. The number of shares of common stock authorized and reserved for issuance under the plan is 1,400,000.

Our board of directors administers and interprets the plan (unless delegated to a committee) and has authority to grant options to all eligible participants and determine the types of options granted, the terms, restrictions and conditions of the options at the time of grant.

The exercise price of options may not be less than 85% of the fair market value of our common stock on the date of grant of the option and to qualify as an incentive stock option may not be less than the fair market value of common stock on the date of the grant of the incentive stock option. Upon the exercise of an option, the exercise price must be paid in full, in cash, in our common stock (at the fair market value thereof) or a combination thereof.

Options qualifying as incentive stock options are exercisable only by an optionee during the period ending three months after the optionee ceases to be our employee or non-employee service provider. However, in the event of death or disability of the optionee, the incentive stock options are exercisable for one year following death or disability and in the event of the retirement of the optionee, the Board of Directors may designate an additional period for exercise. In any event options may not be exercised beyond the expiration date of the options. Options may be granted to our key management employees, directors, key professional employees or key professional non-employee service providers, although options granted non-employee directors do not qualify as incentive stock options. No option may be granted after December 31, 2008. Options are not transferable except by will or by the laws of descent and distribution.

All outstanding options granted under the plan will become fully vested and immediately exercisable if (i) within any 12-month period, we sell an amount of common stock that exceeds 50% of the number of shares of common stock outstanding immediately before the 12-month period or (ii) a “change of control” occurs. For purposes of the plan, a “change of control” is defined as the acquisition in a transaction or series of transactions by any person, entity or group (two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring our securities) of beneficial ownership of 50% or more (or less than 50% as determined by a majority of our directors) of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities.

2002 Non-Employee Stock Option Plan.  Effective May 31, 2002 our Board of Directors approved the Access Plans 2002 Non-Employee Stock Option Plan (the “2002 Stock Option Plan”) which was approved by our shareholders on July 29, 2002 and amended by our shareholders on January 30, 2007. Our employees who also serve as our directors are not eligible to receive stock option under this plan. The purpose of the 2002 Stock Option Plan is to strengthen our ability to attract and retain the services of individuals that serve as our non-employee directors, consultants and other advisors that are essential to our long-term growth and financial success and thereby to enhance stockholder value through the grant of stock options. The total number of shares of common stock authorized and reserved for issuance upon exercise of options granted under the 2002 Stock Option Plan is 1,500,000.

Our Board of Directors administers and interprets the 2002 Stock Option Plan and has authority to grant options to eligible recipients and determine the basis upon which the options are to be granted and the terms, restrictions and conditions of the options at the time of grant. Options granted are exercisable in such amounts, at such intervals and upon such terms as the option grant provides. The per share purchase price of the common stock under the options is determined by our board of directors; however, the purchase price may not be less than the closing sale price of our common stock on the date of grant of the option. Upon the exercise of an option, the stock purchase price must be paid in full, in cash by check or in our common stock held by the option holder for more than six months or a combination of cash and common stock.

Options granted under the 2002 Stock Option Plan may not under any circumstance be exercised after 10 years from the date of grant and no option may be granted after March 31, 2010. Options are not transferable except by will, by the laws of descent and distribution, by gift or a domestic relations order to a “family member.” Family member transfers include transfers to parents (and in-laws), to nieces and nephews (adopted or otherwise) as well as trusts, foundations and other entities principally for their benefit.

Employment Arrangements and Lack of Keyman Insurance

As of December 31, 2006, we had employment agreements with each of Frank Apodaca and Robert L. Bintliff.

Mr. Apodaca’s employment agreement was entered into on June 18, 2004 for a three-year term beginning on that date. By amendment, the term has been extended to December 31, 2007. His agreement provides for a current base annual salary of $250,000.

Mr. Bintliff’s employment agreement was entered into on November 1, 2004, for a three-year term beginning on that date and provides for a current base annual salary of $208,012.

These agreements provide, among other things,

•	entitlement to fringe benefits including medical and insurance benefits and participation in our 401(k) plan and MSA plan and any other benefit plan we establish, and an automobile allowance of $650 per month or use of company-owned automobile (in the case of Mr. Apodaca, the company-owned vehicle that had been made available for his use was re-titled in his name in March 2007 in connection with amendments to his employment agreement); and

•	limited salary continuation during any period of temporary or permanent disability, illness or incapacity to substantially perform the services required under the agreement or in the event of employee’s death.

These agreements require the employee to devote the required time and attention to our business and affairs necessary to carry out his responsibilities and duties. The employee may not hold executive positions with other entities or own interests in, manage or otherwise operate other businesses.

The employment of Messrs. Apodaca and Bintliff may be terminated by us for “good cause.” Under both of their employment agreements, “good cause” includes, among other things, commitment of a felony, willful failure to take actions permitted by law and necessary to implement our written policies or to otherwise perform his or her duties, willful misconduct materially injurious to us or our subsidiaries, and violations of the Foreign Corrupt Practices Act.

As of the date of this report, we do not maintain any keyman insurance on the life or disability of our executive officers. However, we are considering the purchase of keyman insurance or similar protection, if available, that would be in the best interest of the shareholders.

As of the date of this report, we have “at will” employment relationship with our other executive officers, with base salaries as set forth on the table below. Each such officer is entitled to participate in employee benefit programs, including our 401K plan, that we offer to all of our employees and is also eligible for incentive compensation awards (bonuses) as may be determined by our Board of Directors. As of December 31, 2006, we did not have a formal incentive compensation plan. The base salaries of the other executive officers are:

Name	Title	Base Salary

Peter W. Nauert	Chief Executive Officer and Chairman of the Board of Directors	$300,000
Ian Stuart	Chief Operating Officer	$200,000
Michael Owens	Chief Marketing Officer and President of America’s Health Care/Rx Plan Agency, Inc.	$175,000
Eliseo Ruiz III	Vice President, General Counsel and Secretary	$188,125
Carl Fischer	Chief Executive Officer of American Benefit Resource/Rx, Inc. and President and Chief Marketing Officer of Adult Care Plans/Rx America	$150,000
Nancy Zalud	Vice President of Communications	$130,000

Compensation Committee Interlocks And Insider Participation

Other than Nicholas J. Zaffiris, the members of our Compensation Committee have not served as one of our officers or been in our employ. No member of the Compensation Committee has any interlocking relationship with any other company that requires disclosure under this heading. None of our executive officers have served as a director or member of the compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Conclusion and Report on Executive Compensation

Our Compensation Committee believes that our executive compensation arrangements and plans serve our best interests and those of our shareholders. The Committee takes very seriously its responsibilities respecting setting and determining the compensation arrangements with our executive officers. Accordingly, the Committee continues to monitor and revise the compensation arrangements and may formulate other plans and arrangements as necessary to ensure that our compensation system continues to meet our needs and those of our shareholders.

The Compensation Committee of the Company, comprised of Russell Cleveland, Kent H. Webb, M.D. and Nicholas J. Zaffiris, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Our Compensation Committee Members:

Kent H. Webb, M.D., Chairman
Russell Cleveland
Nicholas J. Zaffiris

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers, and persons who own more than 10% of our common stock or other registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms we received covering purchase and sale transactions in our common stock during 2006, we believe that each person who, at any time during 2006, was a director, executive officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during 2004.

EXECUTIVE OFFICERS

Biographical information about our executive officers is presented below. The biographical information of our President and Chief Executive Officer, Peter W. Nauert, is presented above in the information related to our Board of Directors.

Robert L. Bintliff has served as our Chief Financial Officer and Treasurer since August 2004. Mr. Bintliff’s experience includes six years as an audit partner with Coopers & Lybrand (at which he was employed from 1985-1995), President and Chief Executive Officer of Jim Bridges Acquisition Company, (1995-1999) and as Chief Financial Officer for Comercis, Inc., (1999-2001). Earlier in his career, he served as a senior member of the financial management team of InterFirst Corporation, a $9 billion regional bank holding company (1981-1985). He had most recently operated his own accounting and management consulting practice in the Dallas/Fort Worth area (2001-2004). Mr. Bintliff holds a B.B.A. in accounting from Texas Christian University. He is a CPA licensed in Texas, and is a member of the American Institute of Certified Public Accountants.

Ian R. Stuart has served as our Chief Operations Officer since January 30, 2007. He had previously served as the Chief Financial Officer and Chief Operating Officer of ICM from October 2004 until its merger with us on January 30, 2007. Prior to joining ICM, Mr. Stuart was employed by Citigroup, from 1991 to 2004, principally in various divisional chief financial officer roles in insurance, banking and commercial leasing businesses. Mr. Stuart began his professional career as an accountant in London, England in 1977 and held several positions at Price Waterhouse from 1981 to 1991. Mr. Stuart completed a Hatfield College (England) accounting program in 1976.

Michael K. Owens, Jr. has served as our Chief Marketing Officer since May 9, 2007. He also serves as President of America’s Health Care/Rx Plan Agency, Inc., (“AHCP”), our wholly owned subsidiary. AHCP was a subsidiary of ICM until our merger with ICM on January 30, 2007. Mr. Owens has been President of AHCP since January 2006. Prior to joining ICM, he served as Vice President of Corporate Development for the Ceres Group, Inc., a publicly-traded insurance company from January 1999 through June of 2002. From December 2003 to February 2005, Mr. Owens served as an officer of States General Life Insurance Company (“SGLIC”). Mr. Owens serves on the board of directors for two 501(c) (3) organizations devoted to children’s charities and also donates his time to the St. Jude Children’s Research Hospital and The March of Dimes Birth Defects Foundation. Mr. Owens received a B.S. in marketing from the University of Illinois, Chicago, participated in the Economics Advance program at New York University and received an MBA in finance from the University of Chicago.

Frank Apodaca has served as President and Chief Executive Officer of our subsidiary, AAI, since June 18, 2004. He served as our Chief Operating Officer from February 23, 2005 until January 30, 2007, and as our president from June 10, 2005 to January 30, 2007. Mr. Apodaca has served in various management capacities, including President and Chief Executive Officer, of AAI since 2000. He holds Group I Health, Life, HMO and AD&D, and insurance licenses from the Texas Department of Insurance. He attended the University of Texas at El Paso from 1989 through 1993, majoring in business administration.

Eliseo Ruiz III has served as our Vice President, General Counsel and Secretary since December 2003. Mr. Ruiz has been a practicing attorney since November 1991. He most recently was Vice President and General Counsel of CyberBills, Inc. (and its successor entity) in San Jose, California from 1999 thru 2002. He also served as Associate General Counsel at Concentra, Inc. from 1998 thru 1999 and was in private practice from 1991 thru 1997. He holds an undergraduate degree (Plan II) and a law degree from the University of Texas at Austin. He is a member of the State Bar of Texas.

Nancy L. Zalud has served as our Vice President of Communications since January 30, 2007. She had served as Senior Vice President of ICM since February 2005. She is responsible for our corporate communications and marketing communications. Ms. Zalud has more than 20 years of corporate communications and insurance industry experience, including investor relations, public relations and advertising, marketing communications, policyholder communications and employee communications. Before joining ICM, she was Senior Vice President for States General Life Insurance Company from December 2003 to February 2005. She was a public relations/corporate communications consultant from June 2002 to December 2003 and Senior Vice President for Ceres Group, Inc. from January 2000 to June 2002. Ms. Zalud received a B.S. in journalism from the University of Illinois. She holds a FLMI designation from the Life Office Management Association (LOMA).

Carl H. Fischer has been Chief Executive Officer of American Benefit Resource/Rx, Inc. since September 2006 and President and Chief Marketing Officer of Adult Care Plans/Rx America since July 2006. From June 1997 to June 2004, Mr. Fischer held various positions with the Health Division of Conseco, Inc. in Carmel, Indiana, including Chief Administrative Officer, Senior Vice President-Marketing, and President — ACSIA-Specialty Benefit Planners. From 1982 to 1997, he held various positions with Pioneer Financial Services in Schaumburg, Illinois and Dallas, Texas. From 1977 to 1982, he worked for AEGON, Inc. in Cedar Rapids, Iowa, holding the position of Manager-New Business/Agency Services of Life Investors Insurance Company of America and Bankers United Life Assurance Company. Mr. Fischer graduated from Coe College in Cedar Rapids, Iowa, where he received a B.A. in Economics and a B.A. in Business Administration in 1982.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth as of December 31, 2006, information related to each category of equity compensation plan approved or not approved by our stockholders, including individual compensation arrangements with our non-employee directors. The equity compensation plans approved by our stockholders are our 1999 Stock Option Plan, our 2002 Stock Option Plan and our 2002 IMR Stock Option Plan. All stock options, warrants and rights to acquire our equity securities are exercisable for or represent the right to purchase our common stock.

			Number of Securities
	Options and Warrants		Remaining Available
	Number of		for Future Issuance
	Shares	Weighted Average	Under Equity
	Underlying	Exercise Price of	Compensation
Plan Category	Unexercised	Outstanding	Plans(1)

Equity compensation plans approved by our shareholders:
2002 non-employee stock option plan	475,000	$1.99	—
2002 IMR stock option plan	116,354	4.66	—
1999 stock option plan	836,000	1.99	579,294

	1,427,354	2.21	579,294

(1)	The number of shares of our common stock remaining available for issuance under equity compensation plans is after excluding the number of securities issuable upon exercise of outstanding options and warrants.

DIRECTOR LIABILITY AND INDEMNIFICATION

As permitted by the provisions of the Oklahoma General Corporation Act, our Certificate of Incorporation eliminates the monetary liability of our directors for a breach of their fiduciary duty as directors. However, these provisions do not eliminate our director’s liability

•	for a breach of the director’s duty of loyalty to us or our stockholders,

•	for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law,

•	arising under Section 1053 of the Oklahoma General Corporation Act relating to the declaration of dividends and purchase or redemption of shares in violation of the Oklahoma General Corporation Act, or

•	for any transaction from which the director derived an improper personal benefit.

In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit our rights or our stockholders’ rights, in appropriate circumstances, to seek equitable remedies including injunctive or other forms of non-monetary relief. These remedies may not be effective in all cases.

Our bylaws require us to indemnify all of our directors and officers. Under these provisions, when an individual in his or her capacity as an officer or a director is made or threatened to be made a party to any suit or proceeding, the individual may be indemnified if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to our best interest. Our bylaws further provide that this indemnification is not exclusive of any other rights to which the individual may be entitled. Insofar as indemnification for liabilities arising under our bylaws or otherwise may be permitted to our directors and officers, we have been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy and is, therefore, unenforceable.

We enter into indemnity and contribution agreements with each of our directors and executive officers. Under these indemnification agreements we have agreed to pay on behalf of the indemnitee, and his or her executors, administrators and heirs, any amount that he or she is or becomes legally obligated to pay because the

•	indemnitee served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request or

•	indemnitee was involved in any threatened, pending or completed action, suit or proceeding by us or in our right to procure a judgment in our favor by reason that the indemnitee served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request.

To be entitled to indemnification, indemnitee must have acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. In addition, no indemnification is required if the indemnitee is determined to be liable to us unless the court in which the legal proceeding was brought determines that the indemnitee was entitled to indemnification. The costs and expenses covered by these agreements include expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement, attorneys’ fees and disbursements, judgments, fines, penalties and expenses of enforcement of the indemnification rights.

We maintain insurance to protect our directors and officers against liability asserted against them in their official capacities for events occurring after June 7, 2001. This insurance protection covers claims and any related defense costs of up to $5,000,000 with an additional excess on losses up to $5,000,000 on excess of $5,000,000, an additional excess on losses up to $5,000,000 on excess of $10,000,000, and an additional excess on losses up to $5,000,0000 in excess of $15,000,000 each based on alleged or actual securities law violations, other than intentional dishonest or fraudulent acts or omissions, or any willful violation of any statute, rule or law, or claims arising out of any improper profit, remuneration or advantage derived by an insured director or officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table presents, as of June 1, 2007, information related to the beneficial ownership of our common stock of (i) each person who is known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors and the executive officers named in the Executive Compensation Table as well as our current executive officers and (iii) all of our current executive officers and directors as a group, together with their percentage holdings of the outstanding shares. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated, and there are no family relationships amongst our executive officers and directors. For purposes of the following table, the number of shares and percent of ownership of our outstanding common stock that the named person beneficially owns includes shares of our common stock that the person has the right to acquire within 60 days of the above-mentioned date pursuant to the exercise of stock options and warrants, and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person.

	As of June 1, 2007
			Other	Beneficial Ownership
	Shares	Stock	Beneficially	Total
	Owned of	Option	Owned	Shares
	Record	Shares	Shares	Owned	Percent

Our Directors:
Kent H. Webb	94,019	150,500	—	244,519	1.21%
Kenneth S. George	3,000	80,000	—	83,000	0.41%
J. French Hill	2,000	90,000	—	92,000	0.45%
Nicholas J. Zaffiris	—	90,000	—	90,000	0.44%
Russell Cleveland(3)	—	25,000	3,242,313	3,267,313	16.12%
Andrew A. Boemi	73,169	25,000	—	98,169	0.48%

	As of June 1, 2007
			Other	Beneficial Ownership
	Shares	Stock	Beneficially	Total
	Owned of	Option	Owned	Shares
	Record	Shares	Shares	Owned	Percent

Our Executive Officers:
Peter W. Nauert Director, President & CEO(4)	—	—	5,533,482	5,533,482	27.30%
Frank B. Apodaca(5)	188,699	100,000	30,849	319,548	1.58%
Robert L. Bintliff(6)	3,000	50,000	—	53,000	0.26%
David Wysong(7)	—	—	—	—	—
Eliseo Ruiz III(8)	2,200	75,000	—	77,200	0.38%
Ian R. Stuart	877,056	—	—	877,056	4.33%
Carl H. Fisher	69,169	—	—	69,169	0.34%
Michael K. Owens	138,337	—	—	138,337	0.68%
Nancy L. Zalud	69,169	—	—	69,169	0.34%
Our Executive Officer and Directors as a group of fourteen persons	1,519,818	705,500	8,806,644	11,031,962	54.43%
					—
Other Beneficial Owners:					—
Ready One Industries	1,961,784	—	—	1,961,784	9.68%
US Special Opportunities Trust PLC(3)	801,813	—	—	801,813	3.96%
Renaissance Capital Growth & Income Fund III, Inc.(3)	890,500	—	—	890,500	4.39%
Premier RENN US Emerging Growth Fund Limited(3)	750,000	—	—	750,000	3.70%
Renaissance US Growth Investment Trust PLC(3)	800,000	—	—	800,000	3.95%
RENN Capital Group, Inc.(3)	—	—	3,242,313	3,242,313	16.00%
Rodney D. Baber	1,043,354	—	—	1,043,354	5.15%
Lewis Opportunity Fund, LP	1,173,700	—	—	1,173,700	5.79%
R & R Opportunity Fund, LP	865,965	—	—	865,965	4.27%

(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of the named person to acquire the shares within 60 days of the above-mentioned date are treated as outstanding for determining the amount and percentage of common stock owned by the person. Shares for which beneficial ownership is disclaimed by an individual also are included for purposes of determining the amount and percentage of Common Stock owned by such individual. Based upon our knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.

(2)	The percentage shown was rounded to the nearest one-tenth of one percent, based upon 20,269,145 shares of common stock being outstanding on June 1, 2007.

(3)	The 3,242,313 “Other Beneficially Owned Shares” are owned by US Special Opportunities Trust PLC (801,813 shares), Renaissance Capital Growth & Income Fund III, Inc. (890,500 shares), Premier RENN US Emerging Growth Fund Limited (750,000 shares), Renaissance US Growth Investment Trust PLC (800,000 shares), each of which is an investment fund managed by RENN Capital Group, Inc. Mr. Cleveland controls RENN Capital Group, Inc. and is deemed, therefore, to be the beneficial owner of the common stock shares.

(4)	Beneficial shares attributed to Mr. Nauert are held by the Peter W. Nauert Revocable Trust, which is controlled by Mr. Nauert. Therefore, Mr. Nauert is deemed to be the beneficial owner of the shares held by the Peter W. Nauert Revocable Trust.

(5)	Mr. Apodaca had an agreement with National Center for Employment of the Disabled (“NCED”), the former parent of AAI and for whom he previously provided service. This agreement entitles Mr. Apodaca to 10% of the common stock shares and cash we paid or will pay NCED for Access. Mr. Apodaca has received 183,699 common stock shares and (ii) is entitled to and is the beneficial owner of an additional 30,849 shares. He has also purchased 5,000 of our shares directly and currently has options exercisable within 60 days of the record date for 62,500 shares. Mr. Apodaca holds additional options to purchase 87,500 common stock shares that are not exercisable and will not be exercisable within 60 days of the date of this report.

(6)	Mr. Bintliff is our Chief Financial Officer. The beneficially owned shares and percentage of outstanding shares include 50,000 common stock shares that are exercisable or will be exercisable within 60 days of June 1, 2007. Mr. Bintliff holds additional options to purchase 200,000 common stock shares that are not exercisable and will not be exercisable within 60 days of June 1, 2007.

(7)	Mr. Wysong’s employment terminated on October 18, 2006.

(8)	Mr. Ruiz is our General Counsel. The beneficially owned shares and percentage of outstanding shares include 75,000 common stock shares that are exercisable or will be exercisable within 60 days of the date of June 1, 2007. Mr. Ruiz holds additional options to purchase 175,000 common stock shares that are not exercisable and will not be exercisable within 60 days of the date of June 1, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our policies with respect to related party transaction are included in more general conflict of interest policies and practices set forth in our Code of Conduct.

Our Code of Conduct prohibits conflicts involving family members, ownership in outside businesses, and outside employment. Our directors, officers and employees and their family members are not permitted to own, directly or indirectly, a significant financial interest in any business enterprise that does or seeks to do business with, or is in competition with, us unless prior specific written approval has been granted by our Board of Directors. As a guide, “a significant financial interest” refers to an ownership interest of more than 1% of the outstanding securities or capital value of the business enterprise or that represents more than 5% of the total assets of the director, officer, employee or family member.

Our Corporate Governance and Nominating Committee is charged with reviewing conflicts of interests. If the matter cannot be resolved by the committee, our Board of Directors may take action, or in the case of a conflict among all or nearly all of the members of our Board of Directors, the matter may be brought to our shareholders.

Contained below is a description of transactions and proposed transactions we entered into with our officers, directors and stockholders that beneficially own more than 5% of our common stock during 2006 and 2005. These transactions will continue in effect and may result in conflicts of interest between us and these individuals. Although our officers and directors have fiduciary duties to us and our stockholders, there can be no assurance that conflicts of interest will always be resolved in favor of us and our stockholders.

Certain Relationships with NCED.  On June 18, 2004, we acquired Access HealthSource, Inc. (“AAI”) for a purchase price of up to $9,350,000 plus payment of acquisition costs from Ready One Industries, formerly National Center for Employment of the Disabled, Inc. (“NCED”) of which Frank Apodaca served as Chief Administration Officer. Mr. Apodaca, previously served as our President and Chief Operating Officer, also serves as the President and Chief Executive Officer of AAI and has retained that position after the acquisition. The purchase price was in part based upon a multiple of 3.22 of the earnings before interest, taxes, depreciation and amortization of AAI (“EBITDA”) for the years ending December 31, 2004, 2005 and 2006. The total purchase consideration was $7,863,000 that includes cash payments totaling $4,232,000 and issuance of 2,145,483 shares with a value of $3,632,000. Total acquisition costs through December 31, 2006 were $381,000. Including the merger consideration paid and delivered, and the acquisition costs, the total purchase price is $8,244,000. Mr. Apodaca has an agreement with Ready One Industries entitling Mr. Apodaca to 10% of the proceeds (stock or cash) from the sale of AAI. This agreement pre-dated our purchase of AAI. The 16,780 square feet of office space we lease for our AAI operation in El Paso was owned by NCED through January 2007. Market rates were compared prior to the execution of this lease to ensure that the lease terms were consistent with an impartial, arms-length transaction. Total payments of $169,000 were paid to NCED under this agreement in 2006. AAI also earned revenue from NCED of $729,000 and $684,000 in 2005 and 2006, respectively.

Mr. Nauert’s Relationship with The States General Life Insurance Company.  On October 3, 2003, Strategic Acquisition Partners, a privately held company (“SAP”), purchased Aegis Financial Corporation (Aegis), the sole owner of SGLIC. Mr. Nauert owned a 75% interest in SAP. SGLIC was facing financial challenges at the time Aegis was purchased by SAP. The previous owner of Aegis had refused to provide the capital and other financial resources necessary for SGLIC to continue its operations. Mr. Nauert believed that he could effect a turnaround of SGLIC by refocusing its sales and marketing initiatives and reducing expenses. However, by the second half of 2004, it became apparent that emerging health insurance claims were significantly greater than predicted at the time SAP acquired SGLIC and that SGLIC’s capital was being significantly depleted. During the fourth quarter of 2004, Mr. Nauert led various initiatives to recapitalize SGLIC. Despite various expressions of preliminary interest, the potential investors in SGLIC failed to provide the capital resources necessary to allow SGLIC to continue its operations. Accordingly, in February 2005, Mr. Nauert and SAP agreed to place SGLIC in permanent receivership with the Texas Insurance Commission (The State of Texas v. States General Life Insurance Company, Cause No. GV-500484 in the 126th District Court of Travis County, Texas). At the time SGLIC was placed into receivership, Mr. Nauert was the Chairman of the Board of SGLIC and the principal shareholder of its ultimate parent, SAP. Additionally, Michael K. Owens, our Chief Marketing Officer and the President of America’s Health Care/Rx Plan Agency, Inc. subsidiary, was an officer of SGLIC. Pursuant to letters dated October 19, 2006, the Special Deputy Receiver (the “SDR”) of SGLIC asserted certain claims against ICM, its subsidiaries, Peter W. Nauert, ICM’s Chairman and Chief Executive Officer, and G. Scott Smith, a former Executive Officer of ICM, totaling $2,839,000. The SDR is seeking recovery of certain SGLIC funds that it alleges were inappropriately transferred and paid to or for the benefit of ICM, its subsidiaries and Messrs. Nauert and Smith. These claims are based upon assertions of Texas law violations, including prohibitions against self-dealing, participation in breach of fiduciary duty and preferential and fraudulent transfers. Mr. Nauert was in control and Chairman of the Board of SGLIC when it was placed in receivership by the Texas Insurance Commission. ICM, its subsidiaries and Messrs. Nauert and Smith intend to exercise their full rights in defense of the SDR’s asserted claims. The SDR filed its own action against SGLIC, pending in the 126th District Court of Travis County, Texas under cause No. GV-500484 and against Messrs. Nauert and Smith, ICM, certain subsidiaries of Insurance Capital Management, Inc. and other parties, in the 126th District Court of Travis County, Texas under cause No. D-1-GN-06-4697. Access Plans has been named as a defendant in this action as a successor-in-interest to ICM. In connection with our merger-acquisition of ICM and its subsidiaries, Mr. Nauert and the Peter W. Nauert Revocable Trust have agreed to fully indemnify ICM and us against any losses resulting from this matter.

Our Relationship with Insurance Producers Group of America, Inc.  On January 30, 2007, we merged with ICM, pursuant to the vote of our shareholders at a special meeting held on that day. ICM previously owned Insurance Producers Group of America, Inc. (IPG) and IPG owns Insurance Producers of America Agency, Inc. (IPA I) and Independent Producers of America Agency, Inc. (IPA II). Effective September 29, 2006, ICM transferred the ownership of IPG to the Peter W. Nauert Revocable Trust that is managed by Peter W. Nauert, our President, Chief Executive Officer and Chairman. Since that date, Ian Stuart, our Chief Operating Officer, has acquired a material ownership interest in IPG. IPG, IPA I and IPA II currently (i) occupy a portion of our office facilities at 4929 West Royal Lane in Irving, Texas and (ii) utilize some of our personnel, including the services of Mr. Nauert, Mr. Stuart, Michael Owens (our Chief Marketing Officer), and Nancy Zalud (our Vice President of Communications). IPG pays us approximately $20,000 per month for the use of the office space and for the services provided by our personnel under a month-to-month arrangement with us.

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Board of Directors has appointed Hein & Associates, LLP as our independent registered public accounting firm for the year ending December 31, 2007. Hein & Associates LLP has been our independent registered public accounting firm since December 19, 2005. A proposal will be presented at the Annual Meeting asking you and our other shareholders to ratify the appointment of Hein & Associates LLP as our independent registered public accounting firm. If our shareholders do not ratify the appointment of Hein & Associates LLP, our Board will reconsider the appointment.

A representative of Hein & Associates LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

Required Affirmative Vote

The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote, is required for the adoption of this proposal. An abstention from voting and broker non-votes will be tabulated as a vote withheld on the election, but will be included in computing the number of shares present for purposes of determining the presence of a quorum for the Annual Meeting and whether this proposal has received the vote of a majority of the shares present at the Annual Meeting.

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of Hein & Associates LLP as our independent registered accounting firm. We will vote your proxy accordingly unless you specify a contrary choice.

OTHER BUSINESS TO BE BROUGHT BEFORE THE MEETING

Our Board of Directors knows of no business that will be presented for action at the Annual Meeting other than that described in the Notice of Annual Meeting of Shareholders and this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Under the existing rules of the Securities and Exchange Commission, one or more of our shareholders may present proposals on any matter that is a proper subject for consideration by our shareholders at the 2008 annual meeting of our shareholders. In order to be included in the proxy statement (or disclosure statement in the event proxies are not solicited by our Board of Directors) for the 2008 annual meeting of our shareholders, a proposal must be received by April 1, 2008. It is suggested that if you, as one of our shareholders, desire to submit a proposal you should do so by sending the proposal certified mail, return receipt requested, addressed to our Corporate Secretary at our principal office, 4929 West Royal lane, Suite 200, Irving, Texas 75063. Detailed information for submitting proposals will be provided upon written request, addressed to our Corporate Secretary. As to all such matters which we do not have notice on or prior to April 1, 2008, discretionary authority shall be granted to the persons designated in the proxy related to the 2008 Meeting to vote on such proposal.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at 4929 West Royal Lane, Suite 200, Irving, Texas 75063, to inform us of their request. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports and other reports and information with the Securities and Exchange Commission. These reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the Securities and Exchange Commission’s site on the Internet, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the Securities and Exchange Commission.

Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to Access Plans USA, Inc. at 4929 West Royal Lane, Suite 200, Irving, Texas 75063, telephone: (866) 578-1665. To obtain timely delivery, any information must be requested no later than five business days before the Annual Meeting.

Your cooperation in giving these matters your immediate attention and in returning your proxy promptly will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Eliseo Ruiz III
Vice President, Secretary, and General Counsel

June 22, 2007

A copy of our Annual Report, which includes our Form 10-K (without exhibits) for the fiscal year ended December 31, 2006, accompanies this Proxy Statement.

ACCESS PLANS USA, INC.
c/o UMB Bank, n.a.
P.O. Box 419064
Kansas City, MO 64141-6064

Vote by Telephone
Have your proxy card available when you call our Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
Vote by Mail
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Proxy Tabulator, P.O. Box 535450, Pittsburgh PA 15253.
Vote 24 hours a day, 7 days a week.
If you vote by telephone, do not mail your proxy card.

è

If voting by mail, this proxy card must be signed and dated below.
ò Please fold and detach card at perforation before mailing. ò

PROXY	ACCESS PLANS USA, INC. 4929 West Royal Lane, Suite 200 Irving, Texas 75063	PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACCESS PLANS USA, INC.
The undersigned hereby acknowledges receipt of the official Notice of Annual Meeting, dated June 22, 2007, and hereby appoints Ian Stuart and Robert Bintliff as Proxies, each with the power to appoint her or his substitute, and hereby appoints and authorizes either of them to represent and vote as designated below, all the shares of Common Stock, $.01 par value, of Access Plans USA, Inc. (the “Company”) held of record by the undersigned on June 1, 2007 at the annual meeting of shareholders to be held at 4:30 p.m. on July 31, 2007, or any adjournment thereof.

Date:	, 2007

Signature

Signature if held jointly

Please sign exactly as the name appears to left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, AND DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT
If you do not vote by telephone, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Proxy Tabulator, P.O. Box 535450, Pittsburgh, PA 15253, so your shares will be represented at the Annual Meeting. If you vote by telephone, it is not necessary to return this proxy card.
ò      Please fold and detach card at perforation before mailing.      ò

ACCESS PLANS USA, INC.	PROXY

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE THROUGH THREE.

Proposal One:	To elect Andrew A. Boemi, Russell Cleveland, Kenneth S. George, J. French Hill, Peter W. Nauert, Kent H. Webb, M.D., and Nicholas J. Zaffiris each for a term ending in 2008 and until each of their respective successors shall have been duly elected and qualified. A vote “FOR” will represent a vote for the nominee director.

	(1)	Andrew A. Boemi	☐	FOR	☐	WITHHOLD
	(2)	Russell Cleveland	☐	FOR	☐	WITHHOLD
	(3)	Kenneth S. George	☐	FOR	☐	WITHHOLD
	(4)	J. French Hill	☐	FOR	☐	WITHHOLD
	(5)	Peter W. Nauert	☐	FOR	☐	WITHHOLD
	(6)	Kent H. Webb, M.D.	☐	FOR	☐	WITHHOLD
	(7)	Nicholas J. Zaffiris	☐	FOR	☐	WITHHOLD

Proposal Two:	To ratify the appointment of Hein & Associates, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007. A vote “FOR” will represent a vote for such ratification and appointment.

			☐	FOR	☐	AGAINST	☐ ABSTAIN

Proposal Three:	To approve other business that properly comes before the Annual Meeting or any adjournment or postponement. A vote “FOR” will represent a vote for approval of the business presented.

			☐	FOR	☐	AGAINST	☐ ABSTAIN
(CONTINUED ON REVERSE SIDE)